EXHIBIT 10.1

FIRST AMENDMENT TO LEASE

I. PARTIES AND DATE.

This First Amendment to Lease (the "Amendment") dated August 10, 2009, is by and between THE IRVINE COMPANY LLC, a Delaware limited liability company, formerly The Irvine Company, a Delaware corporation ("Landlord"), and INTEST CORPORATION, a Delaware corporation ("Tenant").

II. RECITALS.

On September 15, 2004, Landlord and Tenant entered into a lease ("Lease") for space in a building located at 101 Nicholson Lane, San Jose, California ("Premises").

Landlord and Tenant each desire to modify the Lease to defer a portion of Tenant's obligation to pay Basic Rent over the period of August 1, 2009 through April 30, 2010 in the amount of Seventy One Thousand Three Hundred Fifty-Two Dollars ($71,352.00) (the "Basic Rent Deferment"), on the terms and conditions herein provided.

III. MODIFICATIONS.

A. Basic Rent Deferment. Subject to the terms and conditions provided in this Amendment, the Basic Rent Deferment, together with interest thereon at the per annum rate of eight and one half percent (8-1/2%) accrued from and after August 1, 2009 until the Basic Rent Deferment shall be paid in full, shall be paid to Landlord in accordance with the "Revised Basic Rent Schedule" set forth in Section III.B(1) below.

B. Basic Lease Provisions. The Basic Lease Provisions are hereby amended as follows:

    Item 6 is hereby amended as follows:

"Revised Basic Rent Schedule:

Commencing August 1, 2009, the Basic Rent shall be Eleven Thousand Eight Hundred Ninety-Two Dollars ($11,892.00) per month.

Commencing May 1, 2010, the Basic Rent shall be Twenty Three Thousand One Hundred Fifty-Seven Dollars ($23,157.00) per month.

Commencing June 1, 2010, the Basic Rent shall be Twenty Three Thousand Six Hundred Fifty-Eight Dollars ($23,658.00) per month.

Commencing June 1, 2011, the Basic Rent shall be Twenty Four Thousand Four Hundred Eleven Dollars ($24,411.00) per month."

C. Letter of Credit. Landlord currently holds a Letter of Credit in the amount of Fifty Thousand Dollars ($50,000.00) as additional security under the Lease. The last paragraph of Section 4.4 of the Lease is hereby deleted in its entirety, and Tenant understands and agrees that it shall continue to maintain the Letter of Credit in full force and effect during the remainder of the Term of the Lease.

D. Effect of Default. Following any "Event of Default" by Tenant under the Lease that is not timely cured, at the election of Landlord, the Basic Rent Deferment together with accrued and unpaid interest thereon shall be immediately due and payable, and Tenant's obligation to pay Basic Rent in accordance with the schedule set forth in Section III.B(2) of the First Amendment (the "Original Basic Rent Schedule") shall thereupon be reinstated. In such event, any notice served or action commenced under California Civil Procedure Code Section 1161 et seq. may reference all unpaid rent without regard to any limitations period contained in said Section 1161.

E. Assignment and Subletting. Notwithstanding anything to the contrary contained in Article IX of the Lease, in the event of an assignment (whether voluntary, involuntary or by operation of law), the subletting by Tenant of the Premises in its entirety or any other transfer of Tenant's interest under this Lease, at the election of Landlord, the Basic Rent Deferment remaining unpaid as of the effective date of such assignment, together with accrued interest on said unpaid balance, shall be immediately due and payable and the Original Basic Rent Schedule shall thereupon be reinstated. Notwithstanding the foregoing or anything to the contrary contained in Article IX of the Lease, in the event of a subletting of less than all of the Premises in its entirety, at the election of Landlord, the Revised Basic Rent Schedule set forth in Section III.B of this Amendment shall be amended effective as of the effective date of such subletting such that the Basic Rent payable for such portion of the Premises so sublet shall instead be at the rate set forth in the Original Basic Rent Schedule, on a per square foot basis, and the Basic Rent payable for such portion of the Premises not so sublet shall continue to be payable at the Revised Basic Rent Schedule, on a per square foot basis. The parties shall memorialize such amendment in a memorandum prepared by Landlord.

F. Prepayment. Tenant may, at any time, elect to pay to Landlord the full amount of the unpaid remaining balance of the Basic Rent Deferment, together with accrued interest thereon. In such event, Basic Rent shall again be payable in accordance with the Original Basic Rent Schedule effective as of the date of such payment of the Basic Rent Deferment.

G. Operating Expenses. Nothing contained in this Amendment shall be deemed to allow Tenant to defer or reduce any payment of Operating Expenses due and owing under the Lease, and Tenant shall continue to make payments of Tenant's Share of Operating Expenses, in full, as and when due as provided in the Lease.

H. Nondisclosure of Amendment Terms. Tenant acknowledges that the provisions of Section 22.1 of the Lease "Nondisclosure of Lease Terms" shall govern and be binding on Tenant with respect to the terms and conditions of this Amendment.

I. Release. In consideration of Landlord's agreements set forth in this Amendment, Tenant represents and warrants that Landlord has not failed to perform, and is not in any respect in default in the performance of, any of its obligations under the Lease as of the date of this Amendment. Further, Tenant irrevocably and unconditionally releases and discharges Landlord, its officers, directors, employees, agents, and representatives from any and all claims, actions, causes of action, rights, demands, debts, obligations, damages, liabilities, judgments or losses of any kind whatsoever, that Tenant has or may have against Landlord, its officers, directors, employees, agents or representatives arising out of or connected with any matters, acts or omissions on the part of Landlord, its officers, directors, employees, agents or representatives in connection with the negotiation and execution of the Lease and/or this Amendment, the leasing, operation, or management of the Building as of the date of this Amendment, and/or connected with any agreement, representation or warranty made, or alleged to have been made, by Landlord, its officers, directors, employees, agents or representatives, which are not expressly contained in the Lease, and or this Amendment.

In connection with the foregoing release, Tenant hereby expressly waives the provisions of Section 1542 of the California Civil Code, which provides:

"A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM, MUST HAVE MATERIALLY AFFECTED THE SETTLEMENT WITH THE DEBTOR.

It is understood by Tenant that if the facts or law with respect to which the foregoing release is given hereafter turn out to be other than or different from the facts or law in that connection not known to be or believed by Tenant to be true, then Tenant hereto expressly assumes the risk of the facts or law turning out to be so different, and agrees that the foregoing release shall be in all respects effective and not subject to termination or rescission based upon such differences in facts or law.

/s/ htr
/s/ rem
Tenant's Initials

IV. GENERAL.

A. Effect of Amendments. The Lease shall remain in full force and effect except to the extent that it is modified by this Amendment.

B. Entire Agreement. This Amendment embodies the entire understanding between Landlord and Tenant with respect to the modifications set forth in "III. MODIFICATIONS" above and can be changed only by a writing signed by Landlord and Tenant.

C. Counterparts. If this Amendment is executed in counterparts, each is hereby declared to be an original; all, however, shall constitute but one and the same amendment. In any action or proceeding, any photographic, photostatic, or other copy of this Amendment may be introduced into evidence without foundation.

D. Defined Terms. All words commencing with initial capital letters in this Amendment and defined in the Lease shall have the same meaning in this Amendment as in the Lease, unless they are otherwise defined in this Amendment.

E. Corporate and Partnership Authority. If Tenant is a corporation or partnership, or is comprised of either or both of them, each individual executing this Amendment for the corporation or partnership represents that he or she is duly authorized to execute and deliver this Amendment on behalf of the corporation or partnership and that this Amendment is binding upon the corporation or partnership in accordance with its terms.

V. EXECUTION.

Landlord and Tenant executed this Amendment on the date as set forth in "I. PARTIES AND DATE." above.
LANDLORD:	TENANT:
THE IRVINE COMPANY LLC, a Delaware limited liability company	INTEST CORPORATION, a Delaware corporation
By: /s/ E. Valjean Wheeler E. Valjean Wheeler President, Officer Properties	By: /s/ Hugh T. Regan, Jr. Name: Hugh T. Regan, Jr. Title: CFO
By /s/ Christopher J. Popma Christopher J. Popma Vice President Operations, Office Properties	By: /s/ Robert E. Matthiessen Name: Robert E. Matthiessen Title: CEO